UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2010 (July 30, 2010)

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 30, 2010, Rex Energy Corporation (the “Company”), through its wholly owned subsidiary, Rex Energy Rockies, LLC, a Delaware limited liability company (“Rex Rockies”), completed the previously announced acquisition of all right, title and interest of Duncan Oil Partners, LLC, a Colorado limited liability company (“Duncan”), in certain undeveloped oil and gas leases covering approximately 18,375 net acres located in the DJ Basin in Laramie County, State of Wyoming for a total purchase price of approximately $18.4 million, less a deposit in the amount of $1.9 million previously paid to Duncan. The transaction was consummated pursuant to the terms of a Purchase and Sale Agreement by and between Rex Rockies and Duncan dated June 30, 2010. Under the terms of the Purchase Agreement, the purchase price was calculated on the basis of $1,000 per net leasehold acre conveyed at closing. In addition, under the terms of the Purchase Agreement, Rex Rockies may purchase Duncan’s oil and gas interests in an additional 320 net acres in the event that certain title defects relating to the acreage are cured by Duncan within a period of 90 days from closing date.

Item 9.01	Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The pro forma financial information required to be set forth herein is included in Exhibit 99.1 attached hereto and is incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Exhibit Title

99.1	Pro Forma Financial Information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

By:	/S/ BENJAMIN W. HULBURT
Benjamin W. Hulburt
President and Chief Executive Officer

Date: August 5, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit Title

99.1	Pro Forma Financial Information.